Exhibit 99.1

First Bancorp

Date:	May 28, 2014
To:	Directors and Executive Officers of First Bancorp
From:	Elizabeth B. Bostian

Subject:	Notice of Blackout Period and Regulation BTR Trading Restrictions

This blackout notice (“Blackout Notice”) is being provided in order to notify you of an impending “blackout period” under the First Bancorp Employees 401(k) Savings Plan (the “Plan”), during which you will be prohibited from engage in transactions involving equity securities of First Bancorp (the “Company”) that you acquired in connection with your service or employment as a director or executive officer of the Company.

Reason for the Blackout Period

The plan administrator will be converting investments in the Company’s common stock from a fund that accounts for each participant’s investment in terms of whole shares into a unitized fund in which participants own shares of a fund that owns shares of Company stock, as well as a small amount of cash that provides fund liquidity. This change is being made in connection with other changes to the Company’s stock fund and participants’ ability to invest in the Company stock fund. The Company believes this change will benefit participants by shortening the settlement period for transfers into and out of the Company stock fund.

Impact on Affected Plan Rights

As a result of the unitization of Plan’s investment option in Company stock, Plan participants and beneficiaries will be unable to make transactions (buys or sales) related to the shares of Company stock that they hold in their individual Plan accounts. This period, during which Plan participants and beneficiaries will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.”

Length of the Blackout Period

The blackout period will begin at the start of business on June 23, 2014 and end at the close of business on July 1, 2014.

Restrictions on Directors and Executive Officers During the Blackout Period

During the blackout period, directors and executive officers of the Company will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR. Subject to limited exceptions, these restrictions generally prohibit the direct or indirect purchase, sale, or other acquisition or transfer of any of the Company’s equity securities that you acquired in connection with your service or employment as a director or executive officer of the Company.

Please note the following:

•	“Equity securities” are defined broadly to include not only the Company’s common stock, but also stock options and other derivatives.
•	Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).
•	Among other things, these rules prohibit exercising options granted to you in connection with your service as a director or employment as an executive officer, selling shares of common stock acquired pursuant to such options, selling shares of common stock originally received as restricted stock or selling shares to cover withholding taxes upon the vesting of restricted stock.

Questions or Additional Information

The rules described above apply in addition to the other restrictions on trading activity under the Company’s Insider Trading Policy. In order to avoid any inadvertent violations of the blackout period restrictions, you should continue to direct questions about, and requests for pre-clearance of, your transactions in the Company’s securities to me. In addition, during the blackout period, you may obtain, without charge, information about the blackout period, including whether the blackout period has begun or ended, by contacting me at (910) 246-2500, or in writing, at First Bancorp, 300 SW Broad Street, Southern Pines, North Carolina 28387.